Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (nos. 333-123299, 333-72192, 333-58510, 333-55828, 333-54886, 333-48582, 333-46252, 333-84545, 333-89170, 333-89172 and 333-113662) and on Form S-3 (Nos. 333-107963, 333-72746, 333-61410 and 333-80419) of Homestore, Inc. of our report dated March 8, 2006, with respect to the consolidated financial statements and financial statement schedule of Homestore, Inc., Homestore, Inc, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Homestore, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2005.

/s/  ERNST & YOUNG LLP

Los Angeles, California
March 8, 2006